                                                                     Exhibit 5.7


[TORYS LLP LOGO]                                            Suite 3000
                                                            79 Wellington St. W.
                                                            Box 270, TD Centre
                                                            Toronto, Ontario
                                                            M5K 1N2 Canada

                                                            TEL 416.865.0040
                                                            FAX 416.865.7380

                                                            www.torys.com



                                                            February 26, 2004



CanWest Media Inc.
31st Floor, TD Centre
201 Portage Avenue
Winnipeg, Manitoba  R3B 3L7
Canada


- and -


The Parties Identified on Schedule A Hereto


Dear Sirs/Mesdames:


               Re: CanWest Media Inc. - U.S. $41,880,457 10 5/8% Senior Subordinated Notes due 2011


               We have acted as Ontario counsel to the corporations listed in Schedule A hereto (the "Canadian Guarantors") in connection with the preparation and filing of the Registration Statement on Form F-3 filed by CanWest Media Inc. (the "Company"), the Canadian Guarantors and the other guarantors identified therein (collectively, the "Guarantors") with the United States Securities and Exchange Commission (the "Commission") on or about the date hereof (the "Registration Statement") pursuant to the United States Securities Act of 1933, as amended (the "Securities Act"), relating to the registration under the Securities Act of US$41,880,457 aggregate principal amount of the Company's
10 5/8% senior subordinated notes due 2011 (the "Notes") (and the related guarantee of the Guarantors (the "Guarantee")) offered for sale from time to time by the selling securityholder identified in the prospectus forming part of the Registration Statement. The Notes were issued pursuant to an indenture dated as of May 17, 2001 (the "Original Trust Indenture"), among the Company, certain of the Guarantors (including certain of the Canadian Guarantors) and The Bank of New York, as trustee (the "Trustee"), as amended by a supplemental indenture dated as of August 6, 2002 among the Company, certain of the Guarantors (including certain of the Canadian Guarantors) and the Trustee (together with the Original Trust Indenture, the "Indenture").

               We have examined a copy of the Registration Statement and the prospectus contained therein. We have also examined such certificates of public officials and such other certificates, documents and records as we have considered necessary as a basis for or relevant to the opinions hereinafter expressed, including certificates of compliance and certificates of status dated no later than February 25, 2004 in respect of the Canadian Guarantors, issued pursuant to the Canada Business Corporations Act or Business Corporations Act (Ontario), as applicable.

               For the purposes of this opinion, we have assumed, with regard to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies.

               We have relied on an officer's certificate of Pamela Harrod, Associate General Counsel and Assistant Secretary of CanWest Global Communications Corp. and the Company, as to the matters of fact referred to therein. We have not performed any independent review of the factual matters set out therein. A copy of such certificate is attached to this opinion.

               This opinion is based upon and limited to the laws of the Province of Ontario and the laws of Canada applicable therein.

               Based and relying on and subject to the foregoing, we are of the opinion that:


1. The Canadian Guarantors exist under the laws of their respective jurisdictions of organization, and there are no restrictions on the corporate power and capacity of each Canadian Guarantor to execute, deliver and perform its obligations under the Notes, the Indenture and the Guarantee, to the extent to which it is a party thereto.

2. The Indenture has been duly authorized by each Canadian Guarantor and has been duly executed by each Canadian Guarantor.

3. The Guarantee has been duly authorized by each Canadian Guarantor and has been duly executed and delivered by each Canadian Guarantor.


               This opinion is being delivered to you in connection with the Registration Statement and is not to be relied upon, used, circulated, quoted or otherwise referred to for any other purpose without our prior written authorization. Kaye Scholer LLP may rely on this opinion for purposes of its opinion to you dated on or about the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus included therein. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or under the rules and regulations of the Commission thereunder.


                                                       Yours truly,

                                                       /s/ TORYS LLP

SCG||NV||AMR

                                   Schedule A

                              CANADIAN GUARANTORS



1.   Apple Box Productions Sub Inc.

2.   BCTV Holdings Inc.

3.   CanWest Media Sales Limited

4.   CHBC Holdings Inc.

5.   CHEK Holdings Inc.

6.   Clarinet Music Inc.

7.   Fox Sports World Canada Holdco Inc.

8.   Global Centre Inc.

9.   Lonestar Holdco Inc.

10.  ONtv Holdings Inc.

11.  ReachCanada Contact Centre Limited

12.  RetroVista Holdco Inc.

13.  Studio Post & Transfer Sub Inc.

14.  WIC Television Production Sub Inc.

15.  Xtreme Sports Holdco Inc.